As filed with the Securities and Exchange Commission on December 19, 2019

Registration No. 333—

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	80-0103159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3600 Horizon Boulevard

Trevose, PA 19053

(Address, including zip code of Registrant’s principal executive offices)

StoneMor

Amended and Restated

2019 Long-Term Incentive Plan

(Full title of the plan)

Joseph M. Redling

President and Chief Executive Officer

3600 Horizon Boulevard

Trevose, PA 19053

(215) 826-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

Emerging Growth Company	☐ (Do not check if smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common units representing limited partner interests	6,100,899 common units	$1.08	$6,588,971	$855.25

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover an indeterminate number of additional Common Units (defined below) that may become issuable pursuant to the adjustment provisions of the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

(2)

StoneMor Partners L.P. (the “Registrant”) is filing this Registration Statement to register an aggregate of 6,100,899 common units representing limited partner interests of the Registrant (the “Common Units”) that may be delivered with respect to awards under the Plan, which consist of Common Units reserved and available for delivery with respect to awards under the Plan and Common Units that may again become available for delivery with respect to awards under the Plan pursuant to the unit counting, unit recycling and other terms and conditions of the Plan.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The price for the Common Units being registered hereby is based on a price of $1.08, which is the average of the high and low sale prices of a Common Unit, as reported on the New York Stock Exchange on December 16, 2019.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register 6,100,899 Common Units that may or will be delivered under the Plan. Such Common Units consist of Common Units that remain available for delivery under the Plan after giving effect to the approval of the amendment and restatement of the Plan and the first amendment to the Plan (the “First Amendment”) and Common Units that may again become available for delivery with respect to awards under the Plan pursuant to the unit counting, unit recycling and other terms and conditions of the Plan. The amendment and restatement of the Plan was approved by the board of directors of StoneMor GP LLC, the Registrant’s general partner, on March 27, 2019. The First Amendment was approved by the board of directors of StoneMor GP LLC on December 18, 2019.

As permitted by General Instruction E of Form S-8, the contents of the Registrant’s Form S-8 registration statement (File No. 333-203018), filed on March 26, 2015, relating to the Plan is hereby incorporated by reference into this Registration Statement except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)

The Registrant’s annual report on Form 10-K (File No. 001-32270), filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2019 and, solely with respect to Items 8 and 15, amended on August 28, 2019;

(b)	The Registrant’s quarterly reports on Form 10-Q (File No. 001-32270), filed with the Commission on May 10, 2019, August 9, 2019 and November 8, 2019;

(c)

The Registrant’s current reports on Form 8-K (File No. 001-32270), filed with the Commission on February  4, 2019, February 15, 2019, April  2, 2019, April 16, 2019, May 1, 2019, June  28, 2019 (and amended on July  22, 2019), August 8, 2019, September  16, 2019, September  19, 2019, September  25, 2019, October 25, 2019, October  29, 2019, November 8, 2019, November  15, 2019, December 5, 2019 and December 12, 2019; and

(d)

The description of the Registrant’s Common Units included in the Registrant’s Form 8-A (File No. 001-32270), filed with the Commission on December  20, 2011 (and amended on the same date), including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Limited Partnership of StoneMor Partners L.P. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 9, 2004 (File No. 333-114354)).

4.2	Third Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P., dated as of June 27, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2019 (File No. 001-32270).

4.3	StoneMor Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the Commission on April 2, 2019 (File No. 001-32270)).

4.4*	First Amendment to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan.

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Trevose, State of Pennsylvania on December 19, 2019.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC,
its general partner

By:	/s/ Joseph M. Redling
Name: Joseph M. Redling
Title: President, Chief Executive Officer and Director

Each person whose signature appears below appoints Joseph M. Redling and Jeffrey DiGiovanni, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on December 19, 2019.

Signature	Title

/s/ Joseph M. Redling	President, Chief Executive Officer and Director (Principal Executive Officer)
Joseph M. Redling

/s. Jeffrey DiGiovanni	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)
Jeffrey DiGiovanni

/s/ David Miller	Director
David Miller

/s/ Andrew Axelrod	Director
Andrew Axelrod

/s/ Robert B. Hellman, Jr.	Director
Robert B. Hellman, Jr.

/s/ Spencer Goldenberg	Director
Spencer Goldenberg

/s/ Stephen J. Negrotti	Director
Stephen J. Negrotti

/s/ Patricia D. Wellenbach	Director
Patricia D. Wellenbach